                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Murdock   Jerry
   (Last)  (First)  (Middle)
   c/o Insight Capital Partners, L.P.,
   527 Madison Avenue, 10th Floor
   (Street)
   New York   New York  10022
   (City)     (State)   (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)
   8/13/1999

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Issuer Name and Ticker or Trading Symbol
   Quest Software, Inc. (QSFT)

5. Relationship of Reporting Person to Issuer (Check all applicable)

   /X/ Director                            / / 10% Owner
   / / Officer (give title below)          / / Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group Reporting (Check applicable line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).


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
            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
                                     Owned          (I)            Ownership
1. Title of Security                 (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------
Common Stock                         1,476,002(1)       I        See footnote 1
                                                                 below

Common Stock                           164,000(2)       I        See footnote 2
                                                                 below

Common Stock                         1,640,002(3)       I        See footnote 3
                                                                 below



----------------
(1) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners II, L.P. all of which may be deemed attributable to Insight Venture Associates II, LLC, because Insight Venture Associates II, LLC is the sole general partner of Insight Capital Partners II, L.P.

(2) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners (Cayman) II, L.P. all of which may be deemed attributable to Insight Venture Associates II, LLC, because Insight Venture Associates II, LLC is the sole general partner of Insight Capital Partners (Cayman) II, L.P.

(3) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. a portion of which is attributable to Jerry Murdock because Jerry Murdock is a managing member of Insight Venture Associates II, LLC, the sole general partner of Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Jerry Murdock disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

               Table II--Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)



                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------



                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Security:
                                                   sion or        Direct      6. Nature of
                                                   Exercise       (D) or         Indirect
                                                   Price of       Indirect       Beneficial
1. Title of Derivative                             Derivative     (I)            Ownership
   Security (Instr. 4)                             Security       (Instr. 5)     (Instr. 5)
----------------------------------------------  -------------  -------------  --------------




Explanation of Responses:



     /s/ Jerry Murdock                          February 12, 2001
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.